Exhibit 99

Rocky Brands, Inc. Announces Fourth Quarter and Full Year 2025 Results

Fourth Quarter Sales Increased 9.1% to $139.7 Million

Fourth Quarter Retail Segment Sales Increased 30.8% to $57.0 Million

Fourth Quarter Net Income Per Diluted Share Improved to $0.86 or $0.94 on an Adjusted Basis

Board of Directors Authorizes New Share Repurchase Program

NELSONVILLE, Ohio, February 24, 2026 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its fourth quarter and year ended December 31, 2025.

Fourth Quarter 2025 Overview

●	Net sales increased 9.1% to $139.7 million versus $128.1 million in the year-ago quarter
●	Gross margin of 41.3% of net sales compared to 41.5% of net sales in the year-ago quarter
●	Income from operations increased 12.8% to $9.6 million compared to $8.5 million in the year-ago quarter
●	Net income increased 35.7% to $6.5 million, or $0.86 per diluted share, compared to $4.8 million, or $0.64 per diluted share, in the year-ago quarter
●	Adjusted net income was $7.2 million, or $0.94 per diluted share, compared to $8.9 million, or $1.19 per diluted share in the year-ago quarter

Full Year 2025 Overview

●	Net sales increased 6.2% to $482.0 million versus $453.8 million in the prior year
●	Gross margin increased 150 basis points to 40.9% of net sales compared to 39.4% of net sales in the prior year
●	Income from operations increased 19.7% to $37.2 million compared to $31.1 million in the year-ago period
●	Net income was $22.3 million, or $2.96 per diluted share, compared to $11.4 million, or $1.52 in the year-ago period
●	Adjusted net income was $24.5 million, or $3.26 per diluted share, compared to $19.0 million, or $2.54 per diluted share, in the year-ago period
●	Total debt on December 31, 2025 was $122.6 million, down 4.7% compared to $128.7 million December 31, 2024

“We concluded 2025 with our highest quarterly net sales growth rate for the year in the fourth quarter, reflecting the momentum that has been building in our business,” said Jason Brooks, Chairman, President and Chief Executive Officer. “Our performance during the key holiday selling season was highlighted by strong demand in our direct-to-consumer channel led by XTRATUF, which delivered nearly triple digit sales growth online. These results contributed to a very good year for our Company, especially considering the industry headwinds caused by higher tariffs and deteriorating U.S. consumer sentiment. I am incredibly proud of how our organization responded to these challenges, especially the work leveraging our manufacturing facilities to diversify our sourcing, which helped offset a portion of the impact from higher tariffs and should provide margin tailwinds over the long term. At the same time, the strong response to our brands and merchandise offerings even as we selectively raised prices underscores the power of our brand portfolio and our success developing compelling, innovative footwear that resonates with consumers. We are encouraged by our recent performance and believe that the accomplishments from this past year have us well positioned to capitalize on the growth opportunities we believe exist in 2026 and beyond.”

Fourth Quarter Review

Fourth quarter net sales increased 9.1% to $139.7 million compared to $128.1 million in the fourth quarter of 2024. Wholesale segment sales for the fourth quarter decreased 2.1% to $79.6 million compared to $81.3 million for the same period in 2024. Retail segment sales for the fourth quarter increased 30.8% to $57.0 million compared to $43.6 million for the same period last year. Contract Manufacturing segment sales decreased 1.6% to $3.2 million in the fourth quarter of 2025.

Gross margin in the fourth quarter of 2025 was $57.7 million, or 41.3% of net sales, compared to $53.2 million, or 41.5% of net sales, for the same period last year. The 20-basis point decrease in gross margin was primarily attributable to a decrease in Wholesale gross margins due to higher tariffs, partially offset by an increase in Retail segment gross margins and a higher percentage of Retail net sales, which carry higher gross margins compared to our Wholesale and Contract manufacturing segment gross margins.

Operating expenses were $48.1 million, or 34.5% of net sales, for the fourth quarter of 2025 compared to $44.7 million, or 34.9% of net sales, for the same period a year ago. Excluding $0.7 million of acquisition related amortization in the fourth quarter of 2025, $4.0 million of expense related to trademark impairment, and $0.8 million of acquisition-related amortization costs in the fourth quarter of 2024, adjusted operating expenses were $47.4 million and $40.0 million for the fourth quarters of 2025 and 2024, respectively. As a percentage of net sales, adjusted operating expenses were 34.0% in the fourth quarter of 2025 compared with 31.2% in the year ago period. The increase in operating expenses was driven by higher logistics costs associated with the increase in Retail sales, as well as higher incentive compensation and other discretionary spending.

Income from operations for the fourth quarter of 2025 was $9.6 million, or 6.9% of net sales, compared to $8.5 million, or 6.6% of net sales for the same period a year ago. Adjusted income from operations for the fourth quarter of 2025 was $10.3 million, or 7.4% of net sales, compared to adjusted income from operations of $13.2 million, or 10.3% of net sales, for the same period a year ago.

Interest expense for the fourth quarter of 2024 was $2.5 million compared with $3.0 million a year ago. The decrease compared to the year-ago period was driven by lower interest rates as well as lower debt levels.

The Company reported fourth quarter 2025 net income of $6.5 million, or $0.86 per diluted share, compared to net income of $4.8 million, or $0.64 per diluted share, in the fourth quarter of 2024. Adjusted net income for the fourth quarter of 2025 was $7.2 million, or $0.94 per diluted share, compared to adjusted net income of $8.9 million, or $1.19 per diluted share, in the fourth quarter of 2024.

Full Year Review

Full year 2025 net sales increased 6.2% to $482.0 million compared with $453.8 million in 2024. Wholesale net sales increased 1.0% to $316.6 million for the year ending December 31, 2025 compared to $313.3 million for the year ago period. Retail segment sales for 2025 increased 20.5% to $152.9 million compared to $126.9 million for the same period last year. Contract Manufacturing segment sales decreased 7.7% to $12.5 million compared to $13.6 million in 2024.

Gross margin in 2025 was $197.3 million, or 40.9% of net sales, compared to $179.0 million, or 39.4% of net sales, for 2024. The 150-basis point improvement in gross margin was driven by a 170-basis point increase in Wholesale gross margin as well as a higher mix of Retail segment sales which carry higher gross margins than Wholesale and Contract Manufacturing segments, partially offset by higher tariffs and a decrease in Contract Manufacturing gross margin.

Operating expenses were $160.1 million, or 33.2% of net sales, for 2025 compared to $147.9 million, or 32.6% of net sales, for 2024. Excluding $2.8 million of acquisition-related amortization costs in 2025, adjusted operating expenses were $157.3 or 32.6% of net sales in 2025. Excluding $4.0 million of expense related to trademark impairment and $2.8 million of acquisition-related amortization costs in 2024, adjusted operating expenses were $141.2 million or 31.1% of net sales in 2024.

Income from operations for 2025 was $37.2 million, or 7.7% of net sales, compared to $31.1 million, or 6.8% of net sales, for 2024. Adjusted income from operations for 2025 was $40.0 million, or 8.3% of net sales, compared to adjusted income from operations of $37.8 million, or 8.3% of net sales, a year ago.

Interest expense for 2025 was $10.0 million, compared to interest expense of $17.0 million for 2024, inclusive of a $2.6 million one-time term loan extinguishment charge in 2024. Excluding the one-time term loan extinguishment charge, interest expense for 2024 was $14.4 million. The decrease in interest expense compared to the year-ago period was driven by lower interest rates as a result of the debt refinancing completed in April 2024 as well as lower debt levels.

The Company reported 2025 net income of $22.3 million, or $2.96 per diluted share, compared to net income of $11.4 million, or $1.52 per diluted share, in 2024. Adjusted net income for 2025 was $24.5 million, or $3.26 per diluted share, compared to adjusted net income of $19.0 million, or $2.54 per diluted share, in 2024.

Balance Sheet Review

Cash and cash equivalents were $3.0 million on December 31, 2025, compared to $3.7 million on the same date a year ago.

Total debt, net of unamortized debt issuance cost of $1.7 million, on December 31, 2025 was $122.6 million, consisting of $26.7 million term loan and $97.6 million of borrowings under the Company's senior secured asset-backed credit facility, which was down 4.7% from total debt, net of amortized debt issuance costs of $2.3 million, on December 31, 2024, of $128.7 million.

Inventory on December 31, 2025, was $181.1 million compared to $166.7 million on the same date a year ago. Compared with December 31, 2024, and September 30, 2025, inventories on December 31, 2025, were up 8.7% and down 6.4%, respectively.

Share Repurchase Program

The Company is also announcing that its Board of Directors has approved a new share repurchase program of up to $7,500,000 of the Company's outstanding common stock, no par value per share. This repurchase program replaces the previous program authorized by the Board of Directors that expires on February 24, 2026 and has a one-year term expiring on February 23, 2027.

Repurchases under the Company's new program will be made in open market or privately negotiated transactions in compliance with the Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements, and other relevant factors. This share repurchase plan does not obligate the Company to acquire any particular amount of common stock and may be suspended at any time at the Company's discretion.

Conference Call Information

The Company's conference call to review fourth quarter 2025 results will be broadcast live over the internet today, Tuesday, February 24, 2025, at 4:30 pm Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 704-4453 (domestic) or (201) 389-0920 (international). The conference call will also be available to interested parties through a live webcast at www.rockybrands.com. Please visit the website and select the “Investors” link at least 15 minutes prior to the start of the call to register and download any necessary software.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names. Brands in the portfolio include Rocky®, Georgia Boot®, Durango®, Lehigh®, The Original Muck Boot Company®, XTRATUF®, and Ranger®. More information can be found at RockyBrands.com.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management and include statements in this press release regarding the Company's work in leveraging manufacturing facilities to diversify sourcing, which should provide margin tailwinds over the long term (Paragraph 2), the continued power of the Company's brand portfolio and success developing compelling, innovative footwear that resonates with consumers (Paragraph 2), and the Company's positioning to capitalize on growth opportunities in 2026 (Paragraph 2). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2024 (filed March 17, 2025), and the quarterly reports on Form 10-Q for the quarters ended March 31, 2025 (filed May 8, 2025), June 30, 2025 (filed August 7, 2025) and September 30, 2025 (filed November 6, 2025). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by the Company or any other person that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Company Contact:	Tom Robertson
Chief Operating Officer, Chief Financial Officer, and Treasurer
(740) 753-9100

Investor Relations:	Brendon Frey
ICR, Inc.
(203) 682-8200

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	December 31,	December 31,
	2025	2024
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$2,902	$3,719
Trade receivables – net	77,055	71,983
Other receivables	4,952	1,028
Inventories – net	181,134	166,701
Income tax receivable	1,050	-
Prepaid expenses	3,623	3,008
Total current assets	270,716	246,439
LEASED ASSETS	4,175	6,030
PROPERTY, PLANT & EQUIPMENT – net	49,929	49,666
GOODWILL	47,844	47,844
IDENTIFIED INTANGIBLES – net	103,033	105,823
OTHER ASSETS	1,791	1,498
TOTAL ASSETS	$477,488	$457,300

LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$52,958	$58,069
Current portion of long-term debt	8,361	8,361
Accrued expenses and other liabilities	34,813	23,977
Total current liabilities	96,132	90,407
LONG-TERM DEBT	114,281	120,376
LONG-TERM LEASES	1,727	3,537
DEFERRED INCOME TAXES	12,381	10,044
DEFERRED LIABILITIES	879	712
TOTAL LIABILITIES	225,400	225,076
SHAREHOLDERS' EQUITY:
Common stock, no par value;	-	-
25,000,000 shares authorized; issued and outstanding December 31, 2025 - 7,505,139; December 31, 2024 - 7,454,465
Additional paid-in-capital	76,090	73,866
Retained earnings	175,998	158,358
Total shareholders' equity	252,088	232,224
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$477,488	$457,300

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
NET SALES	$139,717	$128,054	$481,976	$453,772
COST OF GOODS SOLD	81,991	74,876	284,686	274,762
GROSS MARGIN	57,726	53,178	197,290	179,010

OPERATING EXPENSES	48,135	44,674	160,103	147,944

INCOME FROM OPERATIONS	9,591	8,504	37,187	31,066

INTEREST EXPENSE AND OTHER – net	(2,640)	(3,043)	(10,007)	(17,008)

INCOME BEFORE INCOME TAX EXPENSE	6,951	5,461	27,180	14,058

INCOME TAX EXPENSE	438	660	4,906	2,671

NET INCOME	$6,513	$4,801	$22,274	$11,387

INCOME PER SHARE
Basic	$0.87	$0.64	$2.98	$1.53
Diluted	$0.86	$0.64	$2.96	$1.52

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING

Basic	7,499	7,454	7,474	7,437
Diluted	7,582	7,489	7,530	7,480

Rocky Brands, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

OPERATING EXPENSES
OPERATING EXPENSES, AS REPORTED	$48,135	$44,674	$160,103	$147,944
LESS: IMPAIRMENT OF TRADEMARK	-	(4,000)	-	(4,000)
LESS: ACQUISITION-RELATED AMORTIZATION	(692)	(692)	(2,768)	(2,768)
ADJUSTED OPERATING EXPENSES	$47,443	$39,982	$157,335	$141,176

ADJUSTED INCOME FROM OPERATIONS	$10,283	$13,196	$39,955	$37,834

INTEREST EXPENSE AND OTHER – net, AS REPORTED	$(2,640)	$(3,043)	$(10,007)	$(17,008)
ADD: TERM LOAN FACILITY EXTINGUISHMENT COSTS	-	-	-	2,597
ADJUSTED INTEREST EXPENSE AND OTHER – net	(2,640)	(3,043)	(10,007)	(14,411)

NET INCOME
NET INCOME, AS REPORTED	$6,513	$4,801	$22,274	$11,387
TOTAL NON-GAAP ADJUSTMENTS	692	4,692	2,768	9,365
TAX IMPACT OF ADJUSTMENTS	(44)	(567)	(500)	(1,779)
ADJUSTED NET INCOME	$7,161	$8,926	$24,542	$18,973

NET INCOME PER SHARE, AS REPORTED
BASIC	$0.87	$0.64	$2.98	$1.53
DILUTED	$0.86	$0.64	$2.96	$1.52

ADJUSTED NET INCOME PER SHARE
BASIC	$0.95	$1.20	$3.28	$2.55
DILUTED	$0.94	$1.19	$3.26	$2.54

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	7,499	7,454	7,474	7,437
DILUTED	7,582	7,489	7,530	7,480

Use of Non-GAAP Financial Measures

In addition to GAAP financial measures, we present the following non-GAAP financial measures: "adjusted operating expenses," "adjusted income from operations", "adjusted interest expense and other, net" "adjusted net income," and "adjusted net income per share." Adjusted results exclude the impact of items that management believes affect the comparability or underlying business trends in our consolidated financial statements in the periods presented. We believe that these non-GAAP measures are useful to investors and other users of our consolidated financial statements as an additional tool for evaluating operating performance. We believe they also provide a useful baseline for analyzing trends in our operations.

Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. See "Reconciliation of GAAP Measures to Non-GAAP Measures" accompanying this press release.

	Definition	Usefulness to management and investors
Impairment of Trademark	Impairment of trademark consists of the impairment of our identified intangible assets, in particular the impairment of the Muck trademarks. Costs related to the impairment of these intangibles are recorded in operating expenses in our GAAP financial statements.	We excluded trademark impairment costs for purposes of calculating certain non-GAAP measures because these charges do not reflect our current operating performance. These adjustments facilitate a useful evaluation of our current operating performance and comparison to past operating performance and provide investors with additional means to evaluate cost and expense trends.
Acquisition-related amortization

Amortization of acquisition-related intangible assets consists of amortization of intangible assets such as brands and customer relationships acquired in connection with the acquisition of the performance and lifestyle footwear business of Honeywell International Inc. Charges related to the amortization of these intangibles are recorded in operating expenses in our GAAP financial statements. Amortization charges are recorded over the estimated useful life of the related acquired intangible asset and are generally recorded over multiple years.

We excluded amortization charges for our acquisition-related intangible assets for purposes of calculating certain non-GAAP measures because these charges are inconsistent in size and are significantly impacted by the valuation of our acquisition. These adjustments facilitate a useful evaluation of our current operating performance and comparison to past operating performance and provide investors with additional means to evaluate cost and expense trends.

Term loan facility extinguishment costs

Term debt extinguishment costs relate to the loss incurred on the extinguishment of debt during the second quarter 2024. The prepayment penalty associated with the early termination of the term debt, as well as the accelerated amortization of deferred financing fees of the term debt, was recorded as expense within Interest Expense and Other - net accompanying unaudited condensed consolidated financial statements.

We excluded these costs for purposes of calculating non-GAAP measures because these costs do not reflect our current operating performance. This adjustment is a one-time cost for refinancing the term debt and is not reoccurring. This adjustment facilitates a useful evaluation of our current operations performance and comparisons to past operating results and provide investors with additional means to evaluate expense trends.